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                                                                    EXHIBIT 99.1


MOBILITY ELECTRONICS COMPLETES PRIVATE OFFERING OF PREFERRED STOCK

Thursday January 16, 8:01 am ET

FINANCING ENSURES COMPANY CAN FULFILL LARGE ORDERS FROM MAJOR OEM AND RETAIL CUSTOMERS

SCOTTSDALE, Ariz., Jan. 16 /PRNewswire-FirstCall/ -- Mobility Electronics, Inc. (Nasdaq: MOBE - News), a leading provider of innovative portable computing solutions for the mobile computer user, today announced that it has strengthened its financial position through the sale of approximately 1.6 million shares of Preferred Stock in a private placement, for gross proceeds of approximately $1.25 million. The proceeds from this transaction supplement the Company's cash and cash equivalents of approximately $3.1 million as of December 31, 2002. The primary purpose of the transaction was to ensure that the Company is in compliance with a tangible net worth bank covenant related to its $10 million line of credit. As a result of this financing, the Company will have continued access to its line of credit, thus assuring it can fund working capital requirements for large orders from major OEM and retail customers that are now in advanced stages of negotiations.

"We are seeing increasing demand for Juice and a number of other product lines, and expect to receive significant orders from major new customers in the coming quarters," said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. "Our line of credit provides solid back-up financial capacity as well as flexibility to meet working capital requirements, thus ensuring that we will be able to meet this expected demand. Although we have not drawn upon our line of credit and have no plans to do so in the foreseeable future, it is an important resource for the Company."

Expense reduction measures taken in the second half of 2002 are expected to reduce the Company's operating expenses to approximately $5.0 million in the first quarter of 2003, down from pro forma consolidated operating expenses of $9.2 million in the third quarter of 2002. Pro forma consolidated operating expenses include the total operating expenses of the two companies acquired during the third quarter of 2002, iGo Corporation and Cutting Edge Software, Inc. Combined with expected continued revenue growth, the Company believes that the expense reduction measures should enable it to achieve positive EBITDA beginning in the first quarter of 2003.

The Preferred Stock offering included a lead outside investor as well as management and board members. Outside investors purchased an aggregate of 865,051 shares of Preferred Stock ($625,000), at a discount of 15% from the closing price of January 13, 2003, and received 216,263 common stock purchase warrants, with an exercise price equal to 120% of their purchase price. Insiders purchased an aggregate of 729,407 shares of Preferred Stock ($620,000), with no discount from the closing price of January 13, 2003, and received 342,821 common stock purchase warrants, with an exercise price equal to 120% of their purchase price.

About Mobility Electronics, Inc.

Mobility Electronics, Inc., based in Scottsdale, Ariz., is a leading designer, developer and marketer of innovative products and solutions for the mobile computing user. The company's unique product portfolio includes widely compatible docking stations for portable computers; connectivity and video products for handheld computing devices; expansion products for desktop, server and portable computers; and power products and accessories for portable computing devices of all types. The company's technology base includes its award-winning Split Bridge(R) technology and multi-function Card Bus, high-speed bus expansion and portable computing device power technologies.

Mobility Electronics possesses a broad range of internally developed intellectual property with numerous patents, patents pending, license agreements and/or strategic relationships with industry leaders such as Avocent, LSI Logic, Molex Corporation, National Instruments, 2C Computing and Philips Semiconductors. The company's subsidiaries include MAGMA, which focuses on expansion products, Portsmith, Inc., which focuses on the handheld market, Cutting Edge Software, Inc., which develops, markets and supports software solutions for the mobile professional and enterprises, and iGo Direct Corporation, which is a leading mobile computer solution provider. Mobility Electronics markets its products through a worldwide network of OEMs, distributors, resellers, retail channels and direct catalog and e-commerce channels.


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For information on Mobility Electronics' products and services, call
480-596-0061, or visit its Web site at www.mobilityelectronics.com .

This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting the company's operations, markets, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.